Exhibit 99.1

N e w s   R e l e a s e

        QUICKSILVER GAS SERVICES LP
        777 West Rosedale Street
Fort Worth, TX  76104
www.kgslp.com

Quicksilver Gas Services LP Announces
Issuance of Additional 750,000 Common Units

FORT WORTH, TEXAS, September 7, 2007– Quicksilver Gas Services LP (NYSE Arca: KGS) today announced that the underwriters of its recent initial public offering have exercised in full their option to purchase an additional 750,000 common units.  This issuance is part of Quicksilver Gas Services’ initial public offering that priced on August 6, 2007, at a price of $21.00 per common unit.  The net proceeds from the exercise of the underwriters’ option will be used for general partnership purposes as described in the final prospectus.

A copy of the final prospectus relating to the offering may be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171, 212-713-8802; or Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, via fax at 212-902-9316 or via email at prospectus-ny@ny.email.gs.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.  Any offer or sale will be made only by means of a written prospectus.

About Quicksilver Gas Services

Quicksilver Gas Services LP is a midstream master limited partnership engaged in the business of gathering and processing natural gas produced from the Barnett Shale formation in the Fort Worth Basin in north Texas.  Headquartered in Fort Worth, the company’s predecessors began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc.

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NEWS RELEASE

Forward-Looking Statement
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Gas Services LP’s management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Gas Services LP’s financial condition, results of operations and cash flows include:  changes in general economic conditions; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of future litigation; as well as other factors disclosed in Quicksilver Gas Services LP’s filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor and Media Contact:
Rick Buterbaugh
817-665-4835

KGS 07-03

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